Exhibit 4.3

IN THE COUNTY COURT IN AND FOR DOUGLAS COUNTY, NEBRASKA

IN THE MATTER OF THE:	)	CASE NO. PR 16 - 1041
)
	)	ORDER APPROVING MODIFICATION OF
KIEWIT ROYALTY TRUST	)	TRUST AGREEMENT
)
FILED	)	Judge	McDermott
COUNTY COURT	)
PROBATE DIVISION	)

AUG 16 2016

Clerk of Court
DOUGLAS COUNTY COURT
OMAHA, NEBRASKA

THIS MATTER came before the Court upon the Application for Modification of Trust Agreement in the matter of the Kiewit Royalty Trust Indenture, dated May 17, 1982 and restated on June 10, 1982 (the “Trust”) by the Trustee, U.S. Bank, NA, and the Court hereby finds that the proposed modification of the Trust is justified for the reasons set forth in the Application.

IT IS, THEREFORE, ORDERED THAT:

FIRST, Section 1.10 of the Trust is hereby deleted, and in lieu thereof, the following new Section 1.10 is substituted:

“Section 1.10. ‘Biannual Distribution Amount’ means, the excess of the amount of cash received by the Trust over all expenses paid by the Trust during the six (6) month period ending on the applicable Biannual Record Date; with such excess reduced by an amount determined by the Trustee that should be added to the Trust’s cash reserves for payment of any future or contingent liabilities.”

SECOND, Section 1.11 of the Trust is hereby deleted, and in lieu thereof, the following new Section 1.11 is substituted:

“Section 1.11. ‘Biannual Record Date’ means June 30th and December 31st of each calendar year.”

THIRD, Section 1.12 of the Trust is hereby deleted, and in lieu thereof, the following new Section 1.12 is substituted:

“Section 1.12. ‘Payment Date’ means a date selected by the Trustee that is no later than ten (10) days after the end of each Biannual Record Date.”

FOURTH, Section 4.02 of the Trust is hereby deleted, and in lieu thereof, the following new Section 4.02 is substituted:

“4.02 RIGHTS OF CERTIFICATE HOLDERS. The Certificate Holders shall own pro rata the Beneficial Interest and shall be entitled to participate pro rata in the rights and benefits of the Certificate Holders under this Indenture. A Transferee takes and holds the same subject to all the terms and provisions of this Indenture, which shall be binding upon and inure to the benefit of the successors, assigns, legatees, heirs and personal representatives of the Certificate Holder. By a transfer of one or more Units represented by a Certificate, the Transferor thereby shall, with respect to such transferred Unit or Units, part with (i) all his Beneficial Interest attributable thereto (except as may be provided in Section 4.04 with respect to a transfer of Units after a Biannual Record Date but prior to the Payment Date); (ii) all his rights in, to and under such Certificate; and (iii) all interests, rights and benefits under this Trust of a Certificate Holder which are attributable to such Unit or Units as against all other Certificate Holders and the Trustee. The Certificates, the Units, and the rights, benefits and interests evidenced by either or both (including without limiting the foregoing, the entire Beneficial Interest) are and shall be held and construed to be in all respects intangible personal property, and the Certificates and Units evidenced thereby shall be bequeathed, assigned, disposed of and distributed as intangible personal property. No Certificate Holder as such shall have any legal title in or to any property interest which is a part of the Trust Estate, including, without limiting the foregoing, the Royalties or any part thereof, but the sole interest of each Certificate Holder shall be his interest in the Beneficial Interest and the obligation of the Trustee to hold, manage and dispose of the Trust Estate and to account for the same as in this Indenture provided. No Certificate Holder shall have the right to call for or demand or secure any partition of the royalties during the continuance of the Trust or during the period of liquidation and winding up under Section 9.03.”

FIFTH, Section 4.04 of the Trust is hereby deleted, and in lieu thereof, the following new Section 4.04 is substituted:

“4.04 REGISTRATION AND TRANSFER OF UNITS. The Units shall be transferable as against the Trustee only on the records of the Trustee upon the surrender of Certificates and compliance with such reasonable regulations as it may prescribe, including regulations designed to ensure compliance with any laws or governmental regulations restricting ownership of interests in federal or state coal leases. Where a Transferor has been the owner of record for a period of less than three years, or in any other circumstance involving a transfer where the Trustee deems it appropriate, the Trustee shall, prior to effecting a transfer involving a purchase of Units, be provided by the Transferor, at the Transferor’s expense, with an opinion of counsel satisfactory to the Trustee that the Units will be transferred in compliance with federal and state securities law requirements. No service charge shall be made to the Transferor or Transferee for any transfer of a Unit, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto. Until any such transfer the Trustee may treat the owner of any Certificate as shown by its records as the owner of the Units evidenced thereby and shall not be charged with notice of any claim or demand respecting such Certificate or the interest represented thereby by any other party. Any such transfer of a Unit shall, as to the Trustee, transfer to the Transferee as of the close of business on the date of transfer all of the undivided right, title and interest of the Transferor in and to the Beneficial Interest with respect to such unit. Notwithstanding anything in this Indenture to the contrary, Certificate Holders of record on a Biannual Record Date shall be entitled to the Biannual Distribution Amount on the applicable Payment Date without regard to whether a transfer of Certificates occurred after the Biannual

Record Date but prior to the Payment Date. In addition, any transfer of Certificates before the Biannual Record Date shall not entitled the Transferor to a pro rata amount of the Biannual Distribution Amount, but all such amounts shall be paid to the holder of such Certificates on the Biannual Record Date. In the event that a Certificate Holder transfers, in accordance with the following, less than all of the Units evidenced by a Certificate, the Trustee shall reissue a Certificate to the Transferor evidencing the number of Units retained by the Transferor and shall issue a new Certificate to each Transferee evidencing the Units transferred to such Transferee. As to matters affecting the title, ownership, warranty or transfer of Certificates, Article 8 of the Uniform Commercial Code and other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Nebraska, shall govern and apply. The death of any Certificate Holder shall not entitle the Transferee to an account or valuation for any purpose, but such Transferee shall succeed to all rights of the deceased Certificate Holder under this Indenture upon proper proof of title, satisfactory to the Trustee.”

SIXTH, Section 5.02 of the Trust is hereby deleted, and in lieu thereof, the following new Section 5.02 is substituted:

“Section 5.02. DISTRIBUTIONS. On each Payment Date, the Trustee shall distribute the Biannual Distribution Amount pro rata to the Certificate Holders of record on the most recent Biannual Record Date.”

SEVENTH, Section 5.03 of the Trust is hereby deleted, and in lieu thereof, the following new Section 5.03 is substituted:

“Section 5.03. FEDERAL INCOME TAX REPORTING. For federal income tax purposes, the Trustee shall file such returns and statements as in its judgment are required to comply with applicable provisions of the Code and regulations and to permit each Certificate Holder correctly to report his or her share of the income and deductions of the Trust.”

DATED this 16th day of August, 2016.

BY THE COURT:

By:	/s/ [ILLEGIBLE]
County Judge

FILED
COUNTY COURT
PROBATE DIVISION

AUG 16 2016

Clerk of Court
DOUGLAS COUNTY COURT
OMAHA, NEBRASKA

Prepared and submitted by:

Jonathan L. Grob - #23726

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street

Omaha, NE 68102

(402) 341-3070

Fax (402) 341-0216